Exhibit (m)(i)(B)

DIREXION FUNDS

INVESTOR CLASS

DISTRIBUTION PLAN

SCHEDULE A

The maximum annualized fee rate pursuant to Paragraph 1 of the Direxion Funds Investor Class Distribution Plan shall be as follows:

Direxion Monthly S&P 500® Bull 2X Fund	Direxion Monthly S&P 500® Bear 2X Fund
Direxion Monthly NASDAQ-100® Bull 2X Fund
Direxion Monthly Small Cap Bull 2X Fund	Direxion Monthly Small Cap Bear 2X Fund
Direxion Monthly 7-10 Year Treasury Bull 2X Fund	Direxion Monthly 7-10 Year Treasury Bear 2X Fund

Direxion Monthly Latin America Bull 2X Fund
Direxion Monthly Emerging Markets Bull 2X Fund
Direxion Monthly Commodity Bull 2X Fund
Direxion Monthly China Bull 2X Fund
Direxion Monthly Energy Bull 2X Fund	Direxion Monthly Energy Bear 2X Fund
Direxion Monthly Biotech Bull 2X Fund	Direxion Monthly Biotech Bear 2X Fund
Direxion Monthly Gold Bull 2X Fund	Direxion Monthly Gold Bear 2X Fund
Direxion Monthly Silver Bull 2X Fund	Direxion Monthly Silver Bear 2X Fund
Direxion Monthly NASDAQ-100® Bear 2X Fund
Direxion Monthly 30 Year Treasury Bull 1.2X Fund	Direxion Monthly 30 Year Treasury Bear 1X Fund
Direxion Indexed Synthetic Convertible Strategy Fund	Direxion Indexed Synthetic Convertible Strategy Bear Fund

Direxion Dynamic HY Bond Fund

Up to 1.00% of the average daily net assets

Last Revised: November 26, 2013.